Exhibit 99

FOR RELEASE 4:00 p.m. October 30, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES 18% INCREASE IN

EARNINGS QUARTER OVER QUARTER

ROANOKE, VIRGINIA. October 30, 2008 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the three- and nine-month periods ended September 30, 2008.

For the three months ended September 30, 2008, the Company reported net income of $717,000 as compared to $610,000 in the third quarter of 2007, an 18% increase quarter over quarter. Return on average total assets was 0.45% and return on average shareholders’ equity was 6.65%, compared with 0.41% and 6.74% respectively for the same period in 2007. Diluted earnings per share were $0.15 in the third quarter of 2008 compared to $0.14 in the same period of 2007, an increase of 7%. Earnings per share growth would have been in step with earnings growth except for the additional 409,884 shares issued as a result of the private placement offering completed in September and October of 2007.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “We are extremely pleased to report an increase in earnings as of September 30, 2008. Like most community banks, we did not participate in the subprime, Alt-A or third-party originated mortgage programs that have resulted in heavy loan losses at many banks throughout the country. Additionally, we do not hold any preferred stock or sub-debt of Fannie Mae or Freddie Mac and therefore did not incur any write-downs related to the conservatorship of these entities during the third quarter.”

The Company’s net interest margin was 2.85% for the three months ended September 30, 2008, up 1 basis point compared to the 2.84% reported for the same period last year. The Company’s net interest margin was 2.89% for the nine-month period ended September 30, 2008, up 4 basis points compared to the 2.85% reported for the same period last year. Gutshall stated, “We are quite pleased with the positive movement in our net interest margin during this period of considerable pressure due to the significant reduction in the fed funds rate during 2008 as well as increased intense competition for deposits. Many of our competitors are struggling to meet funding and liquidity needs and, as a result, continue to raise deposits at inflated costs, despite the declining interest rate environment.”

Gutshall further stated “Our non-performing asset ratio remains well below our peers and has improved significantly as compared to September 30, 2007. As of September 30, 2008, total non-performing assets amounted to $2,170,000 or 0.34% of total assets, compared to $8,271,000, or 1.38% of total assets as of September 30, 2007, representing a $6,101,000 or 74% decrease year over year. We recorded a total loan loss provision of $435,000 for the third quarter of 2008, a decrease of $47,000 or 10% as compared to the $482,000 recorded for the same period last year. Included in our provision for the third quarter of 2008 are specific reserves of $261,000 on our impaired assets and $174,000 in additional general reserves due to the declining economic environment. The Company recorded net charge-offs for the quarter ended September 30, 2008 of $75,045.” Gutshall further stated, “We continue to be concerned about the general slowdown in economic activity and the overall weakness in the residential real estate market. However, we are confident in our ability to navigate through the effects of the current economic and financial environment. The Company’s and the Bank’s capital ratios are all well above regulatory minimums and place the Company in the well-capitalized tier of banks.”

For the nine months ended September 30, 2008, the Company reported net income of $2,153,000 as compared to $2,003,000 for the same period last year, a 7% increase in earnings year over year. Valley Financial’s earnings for the nine month period produced an annualized return on average total assets (ROA) of 0.46% and an annualized return on average shareholders’ equity (ROE) of 6.83%, compared to prior year ratios of 0.46% and 7.63%, respectively. Diluted earnings per share were $0.46 for the first nine months of 2008, compared to $0.47 in the same period of 2007, a decrease of 2%. Earnings per share growth would have been in step with earnings growth except for the additional 409,884 shares issued as a result of the private placement offering completed in September and October of 2007.

At September 30, 2008, Valley Financial’s total assets were $642,828,000, total deposits were $461,931,000, total loans stood at $514,317,000 and total shareholders’ equity was $42,548,000. Compared with September 30, 2007, the Company experienced increases of $43,236,000 or 7% in total assets, $27,952,000 or 6% in total deposits and $26,466,000 or 5% in total loans over the twelve-month period. Gutshall stated “While our competitors may be pulling back on issuing credit, we at Valley Bank continue to experience strong loan demand and strong core deposit growth from customers who prefer dealing with a local, established community bank. Our Prime Money Market account, which has an interest rate tied to the Wall Street Journal Prime rate, continues to attract customers and has accumulated over $90 million in deposits as of the end of the third quarter of 2008, an increase of 25% over the same period last year. Additionally, we are very pleased with the results of our new checking account product, MyLifeStyle Checking, launched earlier this year. This new account is an example of how smaller community banks such as Valley Bank are finding innovative ways to compete against larger competitors in a crowded market. In addition to a great interest rate paid on this account, customers get free access to any ATM nation-wide along with many additional rewards.”

Gutshall stated, “We continue to execute our growth strategy and during the third quarter, we opened our new full-service branch office in the South Roanoke neighborhood of Roanoke City. Additionally, we purchased a tract of land on US 460 at the new Kroger Square at Bonsack and intend to begin constructing our ninth full-service office in the fourth quarter of 2008. We are excited about the growth potential of these new branches.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Three Months Ended 9/30/08	Nine months Ended 9/30/08
Net interest income, non tax-equivalent	$4,290	$12,639

Less: tax-exempt interest income	(89)	(293)
Add: tax-equivalent of tax-exempt interest income	135	444

Net interest income, tax-equivalent	$4,336	$12,790

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share amounts)

	(Unaudited) September 30 2008	December 31 2007	(Unaudited) September 30 2007
Total assets	$642,828	$600,967	$599,592
Total loans	514,317	487,164	487,851
Investments	86,181	81,085	80,260
Deposits	461,931	432,453	433,979
Borrowed funds	131,914	121,078	121,566
Stockholders’ equity	42,548	40,716	37,324
Non-performing assets to total assets	0.34%	1.24%	1.38%
Loans past due more than 90 days to total loans	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	1.05%	1.00%	1.10%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$9.16	$8.86	$8.63

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2008	2007	2008	2007
Interest income	$8,986	$9,984	$27,240	$29,218
Interest expense	4,696	6,024	14,601	17,573

Net interest income	4,290	3,960	12,639	11,645
Provision for loan losses	435	482	1,114	1,342

Net interest income after provision for loan losses	3,855	3,478	11,525	10,321
Noninterest income	672	569	1,866	1,769
Noninterest expense	3,540	3,094	10,410	9,341

Net income before taxes	987	953	2,981	2,749
Provision for income taxes	270	343	828	746

Net income	$717	$610	$2,153	$2,003

Basic net income per share	$0.15	$0.15	$0.46	$0.48
Diluted net income per share	$0.15	$0.14	$0.46	$0.47
Return on average total assets	0.45%	0.41%	0.46%	0.46%
Return on average total equity	6.65%	6.74%	6.83%	7.63%
Yield on earning assets (TEY)	5.93%	7.10%	5.56%	7.08%
Cost of funds	3.18%	4.37%	3.40%	4.34%
Net interest margin (TEY)	2.85%	2.84%	2.89%	2.85%
Overhead efficiency ratio	69.66%	66.52%	69.99%	67.69%
Net charge-offs/average loans	0.01%	0.20%	0.12%	0.34%